                                                                   EXHIBIT 10.71

                 AMERCO REVOLVER LENDERS RESTRUCTURING AGREEMENT

      This AMERCO Revolver Lenders Restructuring Agreement (this "Agreement") is made and entered into as of August __ 2003, by AMERCO, a Nevada corporation ("AMERCO"), JPMorgan Chase Bank, as Administrative Agent under the Credit Agreement described below (the "Administrative Agent"), and the lenders under the Credit Agreement described below (the "Revolver Lenders"). AMERCO, the Administrative Agent and the Revolver Lenders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, AMERCO, the Administrative Agent and the Revolver Lenders have engaged in good faith negotiations with the objective of reaching an agreement with regard to the restructuring of the indebtedness of AMERCO under that certain 3-Year Credit Agreement dated as of June 28, 2002 (as amended to date, the "Credit Agreement"), among AMERCO, the Revolver Lenders and JPMorgan Chase Bank, as Administrative Agent for the Revolver Lenders, and the recapitalization of AMERCO and its subsidiaries.

      WHEREAS, on June 20, 2003, AMERCO filed for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section Section 101, et. seq. (the "Bankruptcy Code"), which case is pending before the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") and on August 13, 2003, AMERCO Real Estate Company ("AREC") filed for relief under Chapter 11 of the Bankruptcy Code, which case is also pending before the Bankruptcy Court.

      WHEREAS, AMERCO, the Administrative Agent and the Revolver Lenders desire to implement the financial restructuring consistent with this Agreement and the term sheet attached hereto as Exhibit A (the "Term Sheet," and the restructuring and recapitalization contemplated therein, the "Financial Restructuring").

      WHEREAS, in order to implement the Financial Restructuring, AMERCO intends, subject to the terms and conditions of this Agreement and the Term Sheet, to prepare a plan of reorganization (the "Plan") and a disclosure statement (the "Disclosure Statement")1 consistent with the terms set forth in this Agreement and the Term Sheet, to file and seek approval of such Disclosure Statement, to solicit acceptances of such Plan, and to seek confirmation of such Plan in its administratively consolidated Chapter 11 cases, as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

      WHEREAS, the Administrative Agent and each consenting Lender (collectively, the "Consenting Parties") owns or controls the aggregate principal amount of revolving loans under the Credit Agreement ("Existing Loans"), in each case as identified on the signature pages hereto.

      WHEREAS, in order to facilitate and expedite the implementation of the Financial Restructuring, the Administrative Agent and the Consenting Parties are prepared, subject to the terms and conditions of this Agreement, to vote their Claims (as that term is defined in the Bankruptcy Code) to accept the Plan.

--------
1 For purposes of this Agreement, the terms "Plan" and "Disclosure Statement" shall mean a Plan and Disclosure Statement consistent with the terms set forth in this Agreement and the Term Sheet.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Recitals. Each of the foregoing Recitals is incorporated hereby as if fully set forth herein.

      2. Voting in Favor of the Plan. Each Consenting Party agrees to timely vote its claim under the Credit Agreement to accept the Plan and not to revoke or withdraw such vote. The Parties understand that the Plan and all related documents will contain customary provisions for transactions of the nature set forth herein and in the Term Sheet. Each Consenting Party to this Agreement agrees not to elect on its ballot for its Credit Agreement Claim to preserve any rights, if any, that such Party may have that may be affected by the releases provided for under the Plan.

      3. Restrictions on Transfer. Each Consenting Party hereby agrees, so long as this Agreement remains in effect, not to (i) sell, transfer, assign, pledge, or otherwise dispose of any of its Existing Loans, in whole or in part, or any interest therein, unless the transferee accepts such claims subject to the terms of this Agreement, or (ii) grant any proxies, deposit any of its Existing Loans into a voting trust, or enter into a voting agreement with respect to any of the Existing Loans unless such arrangement provides for compliance herewith. In the event that a Consenting Party transfers such Existing Loans prior to the last date for voting on the Plan, such transferee shall comply with and be subject to all the terms of this Agreement as long as such Agreement remains in effect, including, but not limited to, such Consenting Party's obligations to vote its Existing Loans in favor of the Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical to the terms of this Agreement and, upon commencement of the solicitation of votes to accept or reject the Plan, a ballot for the Existing Loan indicating its acceptance of the Plan.

      4. AMERCO Agreements. During the term of this Agreement, AMERCO hereby agrees to the following:

            (a) AMERCO shall use its commercially reasonable efforts to have the Disclosure Statement approved by the Bankruptcy Court, and to use its commercially reasonable efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules and consistent with the terms and conditions set forth in this Agreement and in the Term Sheet.

            (b) AMERCO shall use its commercially reasonable efforts to obtain approval by the Bankruptcy Court of the $300,000,000 debtor-in-possession financing facility (the "DIP Facility") based on the Term Sheet (the "Foothill Term Sheet") provided to AMERCO by Wells Fargo Foothill, Inc., as lead arranger, collateral agent, syndication agent and administrative agent ("Foothill"), and an emergence facility of approximately $650,000,000 also to be provided by Foothill on the confirmation and consummation of the Plan (the "Emergence Facility"). Notwithstanding the references in this Agreement or the Term Sheet to Foothill and the Foothill Term Sheet, AMERCO may select an alternative senior lender or lenders to provide the DIP Facility or the Emergence Facility under terms substantially similar to the Foothill Term Sheet.

      5. Support of the Plan. As long as this Agreement remains in effect, AMERCO and each Consenting Party (acting only in its capacity as the holder of an Existing Loan) will: (i) use its commercially reasonable efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible; and (ii) take all commercially reasonable, necessary and appropriate actions to achieve confirmation including communicating the Consenting Holders' support of the Plan to the holders of allowed impaired claims. As long as this Agreement remains in effect, no Consenting Party, acting in its capacity as a holder of an Existing Loan, shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (the "Plan Documents"), which shall include, but not be limited to, any documents or agreements related to the DIP Facility and the Emergence Facility, to the extent such documents, in the reasonable judgment of the Consenting Parties, substantially conform to the terms of the Foothill Term Sheet, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any Chapter 11 or Chapter 7 case commenced in respect of AMERCO, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of AMERCO or any of its subsidiaries that could reasonably be expected to materially prevent, delay or impede the successful restructuring of AMERCO as contemplated by the Plan or the Plan Documents, (d) object to the Disclosure Statement or the solicitation of consents to the Plan, or (e) take any other action that is inconsistent with, or that would materially delay confirmation of, the Plan.

      6. Acknowledgment. This Agreement is not, and shall not be deemed to be, a solicitation for consents to the Plan. The acceptances of the Consenting Parties will not be solicited until such Parties have received the Disclosure Statement approved by order of the Bankruptcy Court as continuing "adequate information," as such term is defined in Section 1125(a)(1) and (2) the Bankruptcy Code, the Plan and related ballot.

      7. Disclaimer. The Parties agree that a copy of this Agreement shall be filed with the Bankruptcy Court.

      8. Termination of Agreement.


            (a) Upon the effectiveness of this Agreement in accordance with
      Section 23, the obligations of AMERCO, the Consenting Parties and the Administrative Agent hereunder shall remain effective and binding until the "Effective Date" (as defined in the Term Sheet) of the Plan unless terminated earlier pursuant to this Section 8.

            (b) If any of the following occurs, one or more Revolver Lenders whose claims in respect of the Existing Loans equal or exceed two-thirds in amount of the total of the Existing Loans, may provide written notice to AMERCO of the termination of this Agreement, and upon the receipt of such notice by AMERCO, the obligations of the Parties hereunder shall immediately and automatically terminate and shall be of no further force or effect, which notice may be given by any such Revolver Lenders:

            (1) the Plan or any Plan Document provides for or is modified to provide for treatment of the Existing Loans that is different in any material adverse respect from the treatment described in the Term Sheet;

            (2) the Plan or any Plan Document provides or is modified to provide for the treatment of the Senior Notes, Series A, due April 30, 2012 and Senior Notes, Series B, due April 30, 2007 (collectively, the "Notes"), issued by AREC, under that certain Note Purchase Agreement dated March 15, 2002, that is different in any material adverse respect from the treatment described in that certain Restructuring Agreement dated as of August 12, 2003, among the holders of the Notes and AREC, a copy of which has been filed with the Bankruptcy Court.

            (3) AMERCO or AREC pays to the Indenture Trustee on behalf of the holders of the Notes any cash from the DIP Facility.

            (4) AMERCO fails to file the Plan and Disclosure Statement on or before October 15, 2003;

            (5) the Disclosure Statement is not approved on or before December 15, 2003;

            (6) the Plan is not confirmed on or before February 27, 2004;

            (7) the Plan is not consummated on or before March 15, 2004;

            (8) the Bankruptcy Court does not approve the Emergence Facility as part of the confirmation and consummation of the Plan;

            (9) the revolving credit facility exceeds $200,000,000 in face amount and the "Term Loan A Notes" exceeds $350,000,000 in face amount (as such terms are defined in the attached Term Sheet);

            (10) the "Term Loan B Notes" exceeds $200,000,000 in face amount (as such term is defined in the attached Term Sheet);

            (11) the Bankruptcy Court denies confirmation of the Plan;

            (12) the Chapter 11 case of AMERCO or AREC is converted to a case under Chapter 7 of the Bankruptcy Code or a trustee is appointed under any chapter of the Bankruptcy Code or an examiner with expanded powers to operate the business is appointed for AMERCO or AREC;

            (13) any written representation or warranty made by AMERCO or AREC to the Administrative Agent or the Revolver Lenders in this Agreement or the Term Sheet (including without limitation, representations relating to AMERCO's or AREC's current or future financial performance or AMERCO's FY2003 Form 10-K) is false or intentionally misleading in any material respect when made;

            (14) a default occurs under the DIP Facility and is not waived by the lenders under the DIP Facility within fifteen business days after such lenders become aware of such default;

            (15) there is a material breach of any provision of this Agreement;

            (16) the Bankruptcy Court finds or holds unenforceable this Agreement, the Term Sheet, or any material provision hereof or thereof;

            (17) the estates of AMERCO and any other entity, including, without limitation, AREC, are substantively consolidated, other than through the Plan;

            (18) a voluntary or involuntary bankruptcy, receivership, or assignment for the benefit of creditors proceeding is commenced by or against U-Haul International, Inc. or any other material subsidiary of AMERCO or AREC, other than as part of the implementation of the Plan; or

            (19) a "Termination Event" occurs under the "Final Order Authorizing Consensual Use Of Cash Collateral And Granting Adequate Protection," entered August 14, 2003, in the AMERCO Chapter 11 case (the "Cash Collateral Order") (other than the Termination Event set forth in paragraph 11(b) of such Order).

            (c) Except as set forth in Section 8(d), no Party shall have any liability to the other or any other person as a result of the termination of such Party's obligations hereunder in accordance with this Section 8.

            (d) If this Agreement is found to be unenforceable by the Bankruptcy Court or if AMERCO materially breaches its obligations under this Agreement or the Term Sheet, each of the Administrative Agent, the Revolver Lenders and AMERCO hereby agrees that the Revolver Lenders shall be entitled to receive accrued and unpaid default interest on the principal amount owed to the Revolver Lenders as set forth in the Credit Agreement and related documents, from the effectiveness of this Agreement up to the confirmation and consummation of a plan of reorganization in the Chapter 11 Case and AMERCO shall not object to such claim being an allowed claim in the Chapter 11 Case.

      9. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Plan Documents, in good faith, and in any event, in all material respects consistent with the Term Sheet.

      10. Forbearance. As long as this Agreement shall remain in effect, each Consenting Party hereby severally agrees to forbear (and where necessary cause the forbearance, including by giving all necessary instructions to the Administrative Agent in accordance with the Credit Agreement) from exercising any rights or remedies it may have under the Credit Agreement and all related documents, applicable law, or otherwise with respect to any default with respect to the Existing Loans or the Credit Agreement, whether presently existing or hereafter arising.

      11. Representations and Warranties. Each Consenting Party (and with respect to sections (a)-(e), AMERCO) represents and warrants that the following statements are true, correct and complete as of the date hereof:

            (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

            (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

            (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

            (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of AMERCO.

            (e) Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of AMERCO, enforceable against it in accordance with its terms.

            (f) Owner of Claims. As of the date hereof, the Consenting Parties are the beneficial owners of, or holders of investment authority over, the Existing Loans that each Consenting Party has agreed to vote in favor of the Plan.

            (g) Acknowledgment of Risks. Each Consenting Party has received and reviewed this Agreement and all schedules and exhibits hereto and has received all such information as it deems necessary and appropriate to enable it to evaluate whether to become a Consenting Party.

      12. Further Acquisition of Claims. This Agreement shall in no way be construed to preclude any of the Revolver Lenders or the Administrative Agent from acquiring additional Existing Loans. However, any such additional Existing Loans so acquired shall automatically be deemed to be subject to the terms of this Agreement.

      13. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of AMERCO, the Administrative Agent and the Revolver

Lenders whose claims in respect of the Existing Loans equal or exceed two-thirds in amount of the total of the Existing Loans.

      14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Nevada. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Nevada jurisdiction, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

      15. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

      16. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      17. Successors and Assigns. This Agreement is intended to bind *and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

      18. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

      19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

      20. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof, other than successors and assigns of any Party.

      21. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Administrative Agent or any Lender for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.

      22. Notices. (a) All notices hereunder to be served to AMERCO shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail

(return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                    AMERCO
                    2727 North Central Avenue
                    Suite 500
                    Phoenix, Arizona   85004
                    Attn: Robert Peterson
                    Fax:602-277-4879

                    with copy to:

                    SQUIRE, SANDERS & DEMPSEY L.L.P.
                    40 N. Central Avenue, Suite 2700
                    Phoenix, AZ  85004
                    Attn: Craig D. Hansen, Esq.
                    Fax:602-253-8129


            (b) All notices hereunder to be served to a Consenting Party shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the address or telecopier number for such Consenting Party set forth above its signature hereto (or at such other addresses or telecopier numbers as shall be specified by like notice), with a copy to:

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                    300 South Grand
                    Avenue, 34th Floor
                    Los Angeles, CA 90071
                    Attn: Richard Levin, Esq.
                    Fax:213-687-5600

      23. Effectiveness. This Agreement shall become effective when AMERCO has received counterparts of this Agreement duly executed and delivered by AMERCO, the Administrative Agent and Revolver Lenders holding at least two-thirds in principal in amount of the Existing Loans; provided that such condition of effectiveness may be waived by the written consent of each of AMERCO and the Consenting Parties.

      24. Cash Collateral Order Unaffected. Nothing in this Agreement supercedes any provision in the Cash Collateral Order or is intended to constitute a consent by any Consenting Party beyond the consents under the Cash Collateral Order.



                            [Signature page follows]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.



                                    AMERCO


                                    By:
                                       ---------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------





                       [Additional signature pages follow]

                                    JPMORGAN CHASE BANK,
                                    AS ADMINISTRATIVE AGENT



                                    By:
                                       ---------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------

                                    REVOLVER LENDERS:



                                    By:
                                       ---------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------


                                    Principal Amount of Loans Owned or
                                    Controlled: $
                                                 -----------------------

                                    EXHIBIT A



                             AMERCO REVOLVER LENDERS

                                   TERM SHEET

      This Term Sheet describes the principal terms of the proposed restructuring and recapitalization of certain of the outstanding indebtedness of AMERCO, a Nevada corporation ("AMERCO"), pursuant to a plan of reorganization (the "Plan") in accordance with (a) Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") and (b) the terms and conditions contained herein. This Term Sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Plan.

                               CERTAIN DEFINITIONS

            "AREC" means Amerco Real Estate Company.

            "Effective Date" means the date the Plan becomes effective in accordance with its terms and conditions.

            "Term Loan A Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Plan, in the aggregate face amount not to exceed $350,000,000.

            "Term Loan B Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Plan, in the aggregate face amount not to exceed $200,000,000.

            "Debtor or Debtors" means, collectively, AMERCO, AREC and any other affiliates or subsidiaries of AMERCO or AREC that file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, other than PAC Fourteen, Inc. and PAC Fifteen, Inc.

            "New Notes" means, collectively, the Term Loan A Notes and the Term Loan B Notes.

            "Noteholders" means the holders of the Notes.

      CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE AMERCO-REVOLVER LENDERS RESTRUCTURING AGREEMENT BY AND AMONG AMERCO, THE ADMINISTRATIVE AGENT AND THE REVOLVER LENDERS SIGNATORY THERETO (THE "RESTRUCTURING AGREEMENT").

                          TREATMENT OF REVOLVER LENDERS

CLASSIFICATION:             The Plan will place the claims of the Revolver
                            Lenders under the Credit Agreement in a single class or subclass, and such class or subclass will be impaired and entitled to vote on the Plan.

CASH DISTRIBUTIONS FROM     Upon execution of the Restructuring
DIP FACILITY:               Agreement, the Revolver Lenders will receive
                            a cash distribution of $51,250,000 (25% of the principal amount of the Existing Loans).

CASH DISTRIBUTIONS ON       On the Effective Date of the Plan, the
EFFECTIVE DATE:             Revolver Lenders will receive an additional
                            cash distribution of $71,750,000 (35% of the principal amount of the Existing Loans), plus additional cash in the amount of any and all accrued but unpaid interest on the Existing Loans up to the Effective Date, payable at the non-default rate.

NEW NOTES:                  $48,400,000 (23.6% of the principal amount
                            of the Existing Loans) exchanged for and satisfied with Term Loan A Notes under the Emergence Facility in the amount (net after any discount) of $48,400,000, subject to the Syndication Terms set forth in this Term
                            Sheet.

                            $33,600,000 (16.4% of the principal amount of the Existing Loans) exchanged for and satisfied with Term Loan B Notes under the Emergence Facility having an aggregate Market Value (as defined below) of $33,600,000, subject to the Syndication Terms set forth in this Term Sheet.

TERMS OF NEW NOTES:         As the new notes are to be issued under the
                            Emergence Facility, the new notes (under both Term Loan A and Term Loan B) will be identical to the notes issued under the Emergence Facility and will be issued under the same credit agreement, note purchase agreement, or comparable governing document, and will be governed by and entitled to all of the same benefits and terms as the Term
                            Loan A Notes and Term Loan B Notes,
                            including borrowers, guarantors, maturity date, early termination provisions, collateral, lien priority, interest rate, fees, and all other terms of the Foothill
                            Term Sheet, subject to the qualification that the maturity of the New Notes may not exceed 5 years from date of issuance;

FEES: On the Effective Date, the Revolver Lenders will receive 2% of the par amount of Term Loan B Notes actually issued to the Revolver Lenders, in addition to any fees provided under the Foothill Term Sheet generally to buyers of any of the Term Loan A or Term Loan B Notes.

CLOSING CONDITIONS          -Term Loan A and Term Loan B shall be subject to
                            conditions precedent substantially similar to those set forth in the Foothill Term Sheet.

                            -Treatment in the Chapter 11 case of the Noteholders will be substantially as set forth in that certain Restructuring Agreement dated as of August 12, 2003, among the Noteholders and AREC (the "Noteholders Restructuring Agreement").

                            - Treatment in the Chapter 11 case of AMERCO's general unsecured claims will provide for cash not in excess of 35% of their allowed general unsecured claims, with the balance thereof to be satisfied through a combination of Term Loan B Notes and other securities with a priority position junior to the Term Loan B Notes in the collateral securing the Term Loan B Notes.

RELEASE AND EXCULPATION     The Plan will contain release and
PROVISIONS:                 exculpation provisions in substantially the
                            following form:

                            1. As of the Effective Date, the Debtors and reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 cases or the Plan (other than the rights of the Debtors or reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen on unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the

                            Chapter 11 cases or the Plan, and that may be asserted by or on behalf of the Debtors or their estates or the reorganized Debtors against (a) the directors, officers, employees, agents and professionals of the Debtors, (b) the holders of prepetition lender claims and the agents thereof,
                            (c) the DIP Facility agent and the holders of DIP Facility claims, (d) each Noteholder and Revolver Lender, and (e) the respective directors, officers, employees, agents and professionals of the entities released in subclauses (b) - (d) acting in such capacity.

                            2. As of the Effective Date, each prepetition lender, each Noteholder and Consenting Party (solely in its capacity as the holder of an Existing Loan) and each holder of an impaired claim that affirmatively elects on the ballot for voting on the Plan to do so, shall in consideration for the obligations of the Debtors and the reorganized Debtors under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event on other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 cases, or the Plan against (a) the Debtors and the reorganized Debtors, (b) the directors, officers, employees, agents and professionals of the Debtors, (c) the holders of prepetition lender claims and the agents thereof, (d) the DIP Facility agent and the holders of DIP Facility claims, (e) each Noteholder and Revolver Lender, and (f) the respective directors, officers, employees, agents and professionals of the entities released in subclauses (c) - (e) acting in such capacity.

                            3. None of the Debtors, the reorganized Debtors, the

                            Noteholders, the Revolver Lenders, holders of DIP Facility claims, the DIP Facility agent, the holders of prepetition lender claims, the agents thereto, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 cases, formulating negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

EMERGENCE FACILITY:         On the Effective Date, the Debtors shall
                            close the Emergence Facility with
                            substantially the terms and conditions set forth in the Foothill Term Sheet.

                            All funded obligations outstanding under the DIP Facility on the Effective Date shall be repaid from borrowings under the Emergence Facility.


SYNDICATION RIGHTS:         1.  AMERCO will obtain ratings for the Term
                            Loan B Notes from either S&P or Moody's
                            prior to closing.

                            2. If the Term Loan B Notes are syndicated as described below, then the "Market Value" of the Term Loan B Notes shall be the price (net after any discounts) at which Term Loan B Notes are purchased in such syndication.

                            3. AMERCO will use its best efforts to arrange for the placement of a portion of the Term Loan B Notes to Market Participants (as defined below). The proceeds of any commitments from new Market Participants above $30 million aggregate face amount of Term Loan B Notes will be paid initially to the Revolver Lenders until the total cash received by the Revolver Lenders equals 65% of the principal amount of the Existing Loans, and all proceeds thereafter will be paid, on a pro rata basis, to the Revolver Lenders and Noteholders, in lieu of an equal amount of Term Loan B Notes to reduce, on a pro rata basis, the principal amounts of Term Loan B Notes to be distributed to the Revolver Lenders and the Noteholders under the Plan in accordance with this Restructuring Agreement and the Noteholders Restructuring Agreement.

                            4. In addition to any fees payable to the Revolver Lenders under "Fees" above, to the extent the Term Loan B Notes are offered in a syndication with fees, discounts, increased spreads or any other additional compensation not already taken into account in the determination of Market Value (whether paid pre- or post-closing of the Term Loan B Notes, and including any "pricing flex"), the Revolver Lenders will fully participate therein, on the same terms offered or issued to each other holder of Term Loan B Notes.

                            5. If less than $20 million of Term Loan B Notes are sold to Market Participants on the same terms as are to be issued to the Revolver Lenders under the Restructuring Agreement, then the Revolver Lenders will receive Term Loan A Notes in the amount (net after any discount) of $33,600,000, instead of any Term Loan B Notes, and the Revolver Lenders will not participate in the Term Loan B Notes.

                            For purposes of this Term Sheet, "Market
                            Participants" is defined as recognized institutional investors not affiliated with the Debtors or with any "insider" (as that term is defined in the Bankruptcy Code) of the Debtors.

REVOLVER LENDER FEES:       The reasonable fees and expenses of the
                            financial and legal professionals retained by the Administrative Agent or the Revolver
                            Lenders shall be paid on the Effective Date of the Plan.


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